CTB INTERNATIONAL CORP. ADDS DEPTH TO
                  MANAGEMENT TEAM WITH NEW POSITION AND NEW CFO

MILFORD, Ind., Sept. 18, 2000 - CTB International Corp. (NASDAQ: CTBC), a leading designer, manufacturer and marketer of systems for the poultry, hog, egg production, and grain industries, today reported that Don J. Steinhilber has been named vice president of business planning and development while Richard J.
(Dick) Freeman has been hired as vice president and chief financial officer.

According to Victor A. Mancinelli, president and chief executive officer of the Indiana-based firm, "The newly created position of vice president of business planning and development reflects CTB's growth and the need to capitalize on additional opportunities that we believe exist for it. We're pleased to have grown to the point where such a position is needed and to have a seasoned executive such as Don Steinhilber to lead in this area. We're also delighted to welcome a new chief financial officer with the skills and experience that Dick Freeman brings to the position."

Steinhilber has been employed by CTB since 1991 in finance roles including vice president and chief financial officer the past four years. He is a CPA who holds a B.S. in accounting from St. Joseph's College and has 20 years of business analysis and finance experience.

Since 1987, Freeman has worked for Sunrise Medical (NYSE:SMD), one of the world's largest manufacturers of home health care and extended care products. Most recently, he served as vice president of finance for the Home Healthcare Group of Sunrise Medical. Freeman has held other accounting and finance positions during his career including director of accounting for McCormick & Company, Inc. (NYSE:MKC). He is a CPA who holds a B.A. in economics from Ohio Wesleyan University, and an M.B.A. in finance and accounting from Boston University. Freeman also has a strong background in information technology with more than 20 years of business systems design and implementation experience.

Founded in 1952, CTB operates from facilities in the U.S.A., Europe and Latin America as well as through a worldwide distribution network. The company's web address is www.ctbinc.com.